                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-10961

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED OCTOBER 29, 1996, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1
DATED DECEMBER 20, 1996 AND PROSPECTUS SUPPLEMENT NO. 2 DATED JANUARY 17, 1997)

                                  $568,575,000
                              APPLE COMPUTER, INC.
                     6% CONVERTIBLE SUBORDINATED NOTES DUE
                                  JUNE 1, 2001

    This Prospectus Supplement supplements information contained in that certain Prospectus dated October 29, 1996, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $568,575,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Registrable Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus:

Morgan Stanley & Co. Incorporated* ................................  13,055,000   447,012    447,012
Teacher Retirement System of Texas.................................  9,000,000    308,166    308,166
Paloma Securities L.L.C............................................  3,750,000    148,402    128,402
Dillon, Read & Co. Inc. ...........................................  3,500,000    119,842    119,842
Oppenheimer & Co., Inc. ...........................................  3,500,000    119,842    119,842
D.E. Shaw Investments, L.P. .......................................  3,250,000    269,282    111,282
Lazard Freres & Co. LLC............................................  2,000,000     68,481     68,481
Northstar Investment Management Corp. .............................    900,000     30,816     30,816
LLT Limited........................................................    325,000     11,128     11,128

------------------------

* Morgan Stanley & Co. Incorporated has in the past, and from time to time, performs investment banking services for the Company for which it receives customary fees.

    The line items "UBS Securities LLC . . . 17,500,000, 599,212, 599,212",
"Salomon Brothers Inc . . . 23,175,000, 793,528, 793,528", "D.E. Shaw & Co.
International, L.L.C. . . . 500,000, 17,120, 17,120", "JMG Convertible
Investment L.P. . . . 5,000,000, 171,203, 171,203", "Toronto Dominion (New York)
Inc. . . . 8,000,000, 273,925, 273,925" and "Lehman Brothers Inc. . . . 166,000,
231,172, 5,683" contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety and replaced with the following:

UBS Securities LLC..............................................  39,000,000 1,444,981  1,335,387
Salomon Brothers Inc*...........................................  27,600,000   945,043    945,043
D.E. Shaw & Co. International, L.L.C. ..........................  2,950,000    101,010    101,010
JMG Convertible Investments L.P. ...............................  2,000,000     68,481     68,481
Toronto Dominion (NY) Inc. .....................................  2,000,000     68,481     68,481
Lehman Brothers Inc. ...........................................    684,000     72,150     23,420

------------------------

*   As of February 18, 1997.

    Unless otherwise noted, all information provided in this Prospectus Supplement is as of February 12, 1997.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 21, 1997.